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                                                                      Exhibit 17

               SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Second Amendment ("Amendment") is entered as of the 20th day of August 2001 among NewMedia SPARK plc, a company organized under the laws of England and Wales ("Parent"), GlobalNet Acquisitions Inc., a Delaware corporation which is wholly owned directly or indirectly by Parent ("Sub"), and GlobalNet Financial.com, Inc., a Delaware corporation (the "Company").

                                   BACKGROUND

Parent, Sub and the Company entered into an Agreement and Plan of Merger, dated as of June 15, 2001, as amended by the First Amendment dated as of July 17, 2001 (the "Agreement"). The parties desire to amend the Agreement to change the definition of "Merger Consideration". In light of the parties' desire to alter the Merger Consideration, the parties desire to amend the terms of the Agreement as set forth below.

                                      TERMS

      NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Unless otherwise stated herein, capitalized terms used but not otherwise defined herein shall have the same meanings ascribed to them in the Agreement.

2. Section 2.01(c) of the Agreement is hereby amended by deleting and replacing it in its entirety with the following:

            "(c) Merger Consideration. Each issued and outstanding share of Common Stock (other than shares to be canceled in accordance with Section 2.01(b) and Dissenting Shares as defined in Section 2.03) and the associated Common Rights shall be converted into the right to receive $0.45 in cash (the "Common Stock Merger Consideration") and each issued and outstanding share of Class A Common Stock (other than shares to be canceled in accordance with Section 2.01(b) and Dissenting Shares as defined in Section 2.03) and the associated Class A Rights shall be converted into the right to receive $0.045 in cash (the "Class A Merger Consideration" and, collectively with the Common Stock Merger Consideration on a per share basis as applicable, the "Merger Consideration"). The aggregate amount of Merger Consideration to be received by any holder of Company Common Stock pursuant to the Merger shall be rounded to the nearest whole cent. All shares of Company Common Stock converted into the Merger Consideration in accordance with this Section 2.01(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, upon the surrender of such certificate in accordance with Section 2.02, without interest."

3.    The following new Section 5.07 is hereby added to the Agreement:
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            "Section 5.07 Release. Release and Waiver of Certain Claims. The
Parent on behalf of itself and its Affiliates hereby unconditionally and forever releases, discharges and waives any and all claims of any nature whatsoever, whether legal, equitable or otherwise which the Parent may have against the members of the Board of Directors of the Company or executive officers of the Company arising at any time on or prior to the date of this Agreement.

4. Except as expressly modified by this Amendment, the provisions of the Agreement shall remain in full force and effect. Execution and delivery of this Amendment shall not constitute or be deemed to be a waiver by any party of any rights that such party may have under the Agreement. This Amendment shall be governed by and construed and enforced in accordance with the internal laws (as opposed to the conflicts of laws provisions) of the state of New York. The agreement of the parties, which is comprised of this Amendment and the Agreement and the Option Agreement, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Amendment and the Agreement.
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      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the 20th day of August 2001.

GLOBALNETFINANCIAL.COM, INC.                       NEWMEDIA SPARK PLC


By:      /s/ Ron R. Goldie                  By:     /s/ Joel D. Plasco
         -----------------                          ------------------
Name:    Ron R. Goldie                      Name:   Joel D. Plasco
Title:   Chief Operating Officer            Title:  Director


GLOBALNET ACQUISITIONS INC.


By:      /s/ Joel D. Plasco
         ------------------
Name:    Joel D. Plasco
Title:   Director